Ilim S.A. and its Subsidiaries

Consolidated Financial Statements
At December 31, 2018 and 2017
and for the Years Ended December 31, 2018, 2017 and 2016

ILIM S.A. AND ITS SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Ilim S.A.:

We have audited the accompanying consolidated financial statements of Ilim S.A. and its subsidiaries (the "Group"), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for the years ended December 31, 2018, 2017 and 2016, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ilim S.A. and its subsidiaries as of December 31, 2018 and 2017 and the results of their operations and their cash flows for the years ended December 31, 2018, 2017 and 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ AO Deloitte & Touche CIS

February 20, 2019

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2018 AND 2017
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	4	529,436	238,035
Accounts receivable	4	143,373	124,772
Accounts receivable from related parties	9	27,473	24,303
Value added tax receivable		30,123	38,756
Prepayments		23,629	23,206
Inventories	4	224,426	237,813
Other current assets		2,286	2,083
Total current assets		980,746	688,968
Non-current assets
Plant, properties and equipment, net	4	1,565,972	1,521,441
Prepayments for property, plant and equipment		66,405	93,258
Intangible assets	4	27,658	28,002
Goodwill	4	6,982	8,421
Deferred income tax assets	5	6,946	4,418
Other non-current assets	4	36,246	40,719
Total non-current assets		1,710,209	1,696,259
TOTAL ASSETS		2,690,955	2,385,227

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	7	286,563	733,694
Accounts payable		62,206	66,890
Accounts payable to related parties	9	7,101	7,542
Accrued payroll and benefits		36,030	39,003
Taxes payable		22,711	35,774
Other accruals and liabilities	4	130,425	155,871
Total current liabilities		545,036	1,038,774
Non-current liabilities
Long-term debt	7	1,350,312	844,982
Deferred income tax liabilities	5	105,501	112,620
Employee benefit plan obligation		5,001	5,745
Other liabilities		8,984	8,586
Total non-current liabilities		1,469,798	971,933
Equity
Common stock (1 CHF par value; 133,582,480 shares)	8	109,341	109,341
Additional paid-in capital		41,693	15,939
Receivables from shareholders	9	(158,434)	(155,091)
Retained earnings		1,228,262	893,321
Accumulated other comprehensive loss	3	(555,319)	(494,594)
Total Ilim S.A. shareholders’ equity		665,543	368,916
Non-controlling interests		10,578	5,604
Total equity		676,121	374,520
TOTAL LIABILITIES AND EQUITY		2,690,955	2,385,227

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

The consolidated financial statements as set forth on pages 4 to 28 were approved on February 20, 2019.

K. Sosnina    A. Emdin
Attorney-at-fact of Ilim S.A.    Attorney-at-fact of Ilim S.A.

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2018	2017	2016

NET SALES	4	2,713,368	2,150,029	1,926,567
COSTS AND EXPENSES
Cost of products sold, excluding depreciation and amortization		(1,010,042)	(959,001)	(854,497)
Distribution and selling costs		(303,905)	(279,985)	(239,761)
General and administration costs		(129,734)	(150,817)	(123,622)
Depreciation		(150,573)	(144,880)	(115,706)
Amortization		(6,220)	(6,205)	(5,260)
Taxes other than payroll and income taxes		(39,209)	(25,972)	(19,645)
Other operating expenses, net	4	(23,147)	(39,444)	(9,327)
Foreign exchange (loss) gain		(203,632)	37,179	67,141
Interest expense, net	4	(70,265)	(87,203)	(78,650)
EARNINGS BEFORE INCOME TAXES		776,641	493,701	547,240
Income tax expense	5	(184,174)	(115,184)	(127,900)
NET EARNINGS		592,467	378,517	419,340
Net earnings attributable to non-controlling interests		(21,267)	(16,375)	(28,132)
NET EARNINGS ATTRIBUTABLE TO ILIM S.A.		571,200	362,142	391,208

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2018	2017	2016

NET EARNINGS		592,467	378,517	419,340
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Remeasurement of defined benefit obligation (net of income tax of $48, $99 and $(14) respectively)		190	396	(57)
Change in cumulative foreign currency translation adjustments		(62,850)	21,446	81,854
TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	3	(62,660)	21,842	81,797
Total comprehensive income		529,807	400,359	501,137
Net earnings attributable to non-controlling interests		(21,267)	(16,375)	(28,132)
Other comprehensive loss (income) attributable to non-controlling interests		1,935	(1,869)	945
COMPREHENSIVE INCOME ATTRIBUTABLE TO ILIM S.A.		510,475	382,115	473,950

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2018	2017	2016
OPERATING ACTIVITIES
Net earnings		592,467	378,517	419,340
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization		156,793	151,085	120,966
Income tax expense, net	5	184,174	115,184	127,900
Net interest expense, net of amounts capitalized	4	70,265	87,203	78,650
Loss (gain) on disposal of plant, properties and equipment	4	(1,177)	64	(2,976)
Loss (gain) from disposal of other assets	4	10,571	2,132	(746)
Foreign exchange (gain) loss		203,632	(37,179)	(67,141)
Allowance for doubtful accounts receivable		344	1,059	1,694
Impairment of plant, properties and equipment	4	7,838	8,960	2,500
Write down of inventories		2,925	1,554	(170)
Other, net		4,314	11,114	(7,057)

Changes in current assets and liabilities
Accounts receivable		(22,481)	(24,260)	(13,667)
Inventories		(30,794)	(25,213)	(15,494)
Accounts payable and accrued liabilities		(37,498)	35,524	2,862
Taxes payable other than income tax		4,947	790	(3,405)
Interest paid		(72,198)	(93,086)	(81,711)
Income tax paid	5	(194,515)	(95,251)	(54,005)
CASH PROVIDED BY OPERATING ACTIVITIES		879,607	518,197	507,540
INVESTMENT ACTIVITIES
Invested in capital projects		(455,140)	(405,850)	(282,737)
Proceeds from sale of plant, properties and equipment		4,107	3,289	2,898
Other		3,079	(8,592)	(630)
CASH USED FOR INVESTMENT ACTIVITIES		(447,954)	(411,153)	(280,469)
FINANCING ACTIVITIES
Issuance of debt		1,202,586	365,579	808,402
Repayment of debt		(1,061,751)	(285,435)	(564,393)
Loans issued to shareholders		(20,000)	-	(81,818)
Loan repaid by a shareholder	9	15,906	6,699	-
Purchase of non-controlling interest in JSC Ilim Group		-	(80,191)	(35,144)
Dividends paid	8	(250,604)	(260,143)	(129,960)
CASH USED FOR FINANCING ACTIVITIES		(113,863)	(253,491)	(2,913)
Effect of exchange rate changes on cash and cash equivalents		(26,389)	(12,436)	18,110
Change in cash and cash equivalents		291,401	(158,883)	242,268
Cash and cash equivalents
Beginning of the year	4	238,035	396,918	154,650
End of the year	4	529,436	238,035	396,918
The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Ilim S.A. shareholders
	Common Stock	Additional Paid-in Capital	Receivables From Shareholders	Retained Earnings	Accumulated Other Comprehen-sive Loss	Total Ilim S.A. Shareholders’ Equity	Non-controlling Interests	Total Equity

BALANCE, JANUARY 1, 2016	109,341	12,777	(77,272)	555,967	(578,542)	22,271	20,995	43,266
Dividends paid ($ 0.87 per share; Note 8)	-	-	-	(118,118)	-	(118,118)	-	(118,118)
Dividends paid to non-controlling interests by subsidiary (Note 8)	-	-	-	-	-	-	(19,776)	(19,776)
Loan issued to a shareholder (Note 9)	-	5,074	(78,474)	-	-	(73,400)	(125)	(73,525)
Purchase of non-controlling interest in subsidiaries from third parties	-	(6,710)	(1,228)	(14,065)	(6,539)	(28,542)	(6,602)	(35,144)
Comprehensive income	-	-	-	391,208	82,742	473,950	27,187	501,137
BALANCE, DECEMBER 31, 2016	109,341	11,141	(156,974)	814,992	(502,339)	276,161	21,679	297,840
Dividends paid ($ 1.81 per share; Note 8)	-	-	-	(241,760)	-	(241,760)	-	(241,760)
Dividends paid to non-controlling interests by subsidiary (Note 8)	-	-	-	-	-	-	(10,829)	(10,829)
Loan issued to a shareholder, net (Note 9)	-	4,868	4,294	-	-	9,162	(61)	9,101
Purchase of non-controlling interest in subsidiaries from third parties	-	(70)	(2,411)	(42,053)	(12,228)	(56,762)	(23,429)	(80,191)
Comprehensive income	-	-	-	362,142	19,973	382,115	18,244	400,359
BALANCE, DECEMBER 31, 2017	109,341	15,939	(155,091)	893,321	(494,594)	368,916	5,604	374,520
Dividends paid ($ 1.74 per share; Note 8)	-	-	-	(232,632)	-	(232,632)	-	(232,632)
Dividends paid to non-controlling interests by subsidiary (Note 8)	-	-	-	-	-	-	(17,981)	(17,981)
Loans issued to / collected from shareholders, net (Note 9)	-	25,754	(3,343)	-	-	22,411	(4)	22,407
Change of non-controlling interest in subsidiaries	-	-	-	(3,627)	-	(3,627)	3,627	-
Comprehensive income (loss)	-	-	-	571,200	(60,725)	510,475	19,332	529,807
BALANCE, DECEMBER 31, 2018	109,341	41,693	(158,434)	1,228,262	(555,319)	665,543	10,578	676,121

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Financial statements

These consolidated financial statements at December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 have been prepared in conformity with accounting principles generally accepted in the United States of America that require the use of management’s estimates. Estimates are used when accounting for certain items such as the recoverability of long-lived assets, allowance for doubtful accounts, obligations related to employee benefits, useful lives of plant, properties and equipment and intangible assets, asset retirement obligations, environmental remediation obligations, legal and tax contingencies, valuation of inventories, financial instruments and deferred tax assets, including valuation allowances. Estimates are based on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results could differ from management’s estimates.

Nature of business

The principal activity of Ilim S.A. (formerly Ilim Holding S.A., see details below) (the “Company”) and its subsidiaries (together – the “Group”) is forestry and pulp and paper production.
The Group was formed in 2006 as a result of the restructuring of a group of legal entities under common control, collectively referred to as Ilim Pulp Group.

Ilim S.A. is a joint stock company incorporated in Switzerland. The Company is a joint venture of International Paper Company (“IP”) and a group of Russian shareholders. IP and the Russian shareholders (collectively) each own 50% of the Company’s shares.

The Group’s manufacturing operations are located in the Russian Federation and sales are made in Russia and abroad. At December 31, 2018, the Group employed 16,613 employees (December 31, 2017: 16,824 employees).

The Group consists of 8 legal entities (December 31, 2017: 10 entities) which are incorporated in the Russian Federation (except as otherwise indicated).

The Company’s ownership and voting power in its subsidiaries were as follows:

			Ownership Percentage and Voting Rights
Entity	Principal activity	Country of incorporation	December 31, 2018	December 31, 2017

JSC Ilim Group	Manufacturing of pulp, paper and linerboard	Russia	96.37%	96.37%
LLC Fintrans GL	Transportation of cargo	Russia	96.37%	96.37%
LLC Ilim Gofra	Corrugated packaging	Russia	96.37%	96.37%
Ilim Trading S.A.*	Trading company	Switzerland	-	100.00%

*On December 12, 2018 Ilim Trading S.A. was merged into Ilim Holding S.A., and Ilim Holding S.A.’s name was changed to Ilim S.A.

JSC Ilim Group has branches in Bratsk, Ust-Ilimsk and Koryazhma, Russia, where the three pulp and paper mills are located.

Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned and controlled majority-owned subsidiaries. All intercompany balances and transactions are eliminated.

Investments in joint ventures where the Company has significant influence over their operations are accounted for by the equity method.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

Generally, the Group recognizes revenue on a point-in-time basis when the customer takes title to the goods and assumes the risks and rewards for the goods.

The Group’s revenue is primarily derived from fixed consideration; however, we do have contract terms that give rise to variable consideration, primarily cash discounts and volume rebates.
The Group offers early payment discounts to customers across the Group’s businesses. Management estimates the expected cash discounts and other customer refunds based on the historical experience across the Group’s portfolio of customers to record reductions in revenue which is consistent with the most likely amount method outlined in ASC 606 "Revenue from Contracts with Customers," (new revenue standard). Management has concluded that this method is the best estimate of the consideration the Group will be entitled to from its customers.

The Group has elected to account for shipping and handling activities as fulfillment activities, recognize the incremental costs of obtaining a contract as expense when incurred if the amortization period of the asset the Company would recognize is one year or less, and not record interest income or interest expense when the difference in timing of control or transfer and customer payment is one year or less.

On January 1, 2018, the Group adopted the new revenue recognition standard and all related amendments, using the modified retrospective method. We have analyzed revenue streams and terms of contracts with customers indicating that the adoption of the standard did not require a change in the amount of revenue recognized.

In order to meet new revenue standard’s requirements, management has considered certain qualitative and quantitative information to be disclosed in Note 4 so that the financial statements’ users can better understand the nature, amount, timing and uncertainty, if any, of revenue and cash flows generated from contracts with customers.

Annual maintenance costs

Costs of repair and maintenance activities are expensed in the month that the related activity is performed.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, cash held on demand with banks, bank deposits repayable on demand without penalty and bank deposits with original maturities of three months or less. Cash and cash equivalents are carried at cost plus interest accrued, which approximates market value. Bank deposits with original maturities of more than three months are classified as short-term or long-term investments depending on the expected maturity and are carried at amortized cost using the effective interest method.

Inventories

Inventories are valued at the lower of cost or market value and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead.
Cost is determined on the weighted average basis.

Plant, properties and equipment

Plant, properties and equipment are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated.

Gains and losses on disposal are determined by comparing the proceeds with the carrying amount and are included in other operating income or expense.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Assets are depreciated on a straight-line basis from the date they are ready for use. Land, assets under construction and equipment for installation are not depreciated.

The estimated useful lives are as follows:

Asset category	Useful life (years)

Buildings	35-50
Plant and equipment	5-25
Other	3-20

Leasing

Leasing transactions are classified according to the lease agreements which specify the rewards and risks associated with the leased property. Leasing transactions where the Group is the lessee are classified as capital or operating leases. In a capital lease, the Group receives the major portion of the economic benefits of the leased property and recognizes the assets and associated liability on its consolidated balance sheet. All other transactions, in which the Group is the lessee, are classified as operating leases. Payments made under operating leases are recorded as expense.

Intangible assets

All of the Group’s intangible assets have finite useful lives and include primarily computer software, patents, and licenses. Intangible assets are amortized using the straight-line method from the date they are ready for use over their estimated useful lives as follows:

Asset category	Useful life (years)

Management accounting system (SAP)	5-10
Other software	3-5
Licenses and patents	3-5
Other	3-5

Goodwill

Goodwill related to a single business reporting unit is included as an asset of the applicable segment. Annual testing for possible goodwill impairment is performed at the end of the year, with additional interim testing performed when management believes that it is more likely than not events and circumstances have occurred that would result in the impairment of the reporting unit’s goodwill.

In calculating the estimated fair value of its reporting units in step one, the Company uses the projected future cash flows to be generated by each unit, discounted using the estimated discount rate for each reporting unit. For reporting units whose recorded value of net assets plus goodwill is in excess of their estimated fair values, the fair values of the individual assets are determined to calculate the amount of any goodwill impairment charge required.

Forestlands

The Group uses forests for logging from local forestry authorities under 49-year agreements, cancellable by the Group at any time. Logging volumes and other conditions are determined annually. The Group does not own the trees until they are harvested. At December 31, 2018, the Group has exclusive harvesting rights on forest areas exceeding 18.9 million acres
(7.7 million hectares) (December 31, 2016: 16.4 million acres (6.6 million hectares)).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

Long-lived assets (or groups of assets) are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable. A recoverability test is performed based on undiscounted cash flows, requiring judgments as to the weighting of operational alternatives being considered by management and estimates of the amount and timing of expected future cash flows from the use of long-lived assets generated by their use. Impaired assets are recorded at their estimated fair value.

Accounts receivable

Accounts receivable are carried at face value, less an allowance for doubtful accounts.
An allowance for doubtful accounts is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of sale.

The primary factors that the Group considers in determining whether receivables are impaired are their overdue status and the reliability of related collateral, if any. Other principal criteria used to determine whether there is objective evidence that an impairment loss has occurred, are as follows:

•	the counterparty experiences a significant financial difficulty as evidenced by its financial information;

•	the counterparty considers bankruptcy or a financial reorganization;

•	there is an adverse change in the payment status of the counterparty as a result of changes in the national or local economic conditions that impact the counterparty.

The amount of the allowance is the difference between the face value and the recoverable amount, being the present value of expected cash flows discounted at the market rate of interest for similar borrowers that prevailed when the receivable was originated. Uncollectible receivables are written off against the related allowance for doubtful accounts after all necessary procedures to recover the receivables have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to the impairment loss account within the consolidated statement of operations.

Loans issued to shareholders

Loans issued to shareholders are recorded as a reduction of equity.

Debt

Debt includes bank loans and finance lease liabilities. Borrowings are recognized initially at fair value, net of transaction costs incurred, and are subsequently carried at amortized cost using the effective interest method; any difference between the amount at initial recognition and the redemption amount is recognized as interest expense over the period of the debt. Interest payable on debt is included in other accruals and liabilities.

Income taxes

The Group uses the asset and liability method of accounting for income taxes, whereby deferred income taxes are recorded for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years, in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are remeasured to reflect new tax rates in the periods rate changes are enacted.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Group records its tax provision based on the respective tax rules and regulations of the jurisdictions in which it operates. Where the Group believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Group’s evaluation of the “more likely than not” outcome considering the technical merits of the position based on specific tax regulations and the facts of each matter. Changes to recorded liabilities are made only when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, a change in tax laws, or a recent court case that addresses the matter.

While the judgments and estimates made by the Group are based on management’s evaluation of the technical merits of a matter, assisted as necessary by consultation with outside consultants, historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements.

The Group provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the historical taxable income generation, projected future taxable income, the reversal of existing deferred tax liabilities and tax planning strategies in making this assessment.

Environmental remediation costs

Costs associated with environmental remediation obligations are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

Translation of financial statements

Functional and presentation currency

After the merger of Ilim Trading S.A. into Ilim S.A., the functional currency of the Company was changed from the Swiss Franc (CHF) to the US dollar (USD). The change in functional currency was applied on a prospective basis.

The functional currency of the Group’s entities domiciled in the Russian Federation is the Russian Ruble (RUB). Functional currencies noted above reflect the economic substance of the underlying events and the circumstances of the Group entities.

The US dollar has been chosen as the presentation currency for these consolidated financial statements.

Translation of foreign currency items into functional currency

Transactions in foreign currencies are translated to the respective functional currency of each entity in the Group, at the foreign exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the reporting date, into the functional currency at the exchange rates prevailing at that date. Foreign exchange gains and losses resulting from the settlement of the transactions and from the translation of monetary assets and liabilities at year-end exchange rates are recognized in the statement of operations.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Translation from functional to presentation currency

The results and financial position are translated from functional currency into US dollars for presentation purposes using the following procedures:

•	assets and liabilities for each balance sheet are translated at the closing rate at the date of that balance sheet;

•	share capital and other equity components are translated at historical rates;

•
income and expenses for each statement of operations and statement of comprehensive income are translated at average monthly exchange rates that approximate the translation using the actual transaction date rates; and

•	all resulting exchange differences are recognized as a separate component of equity in other comprehensive income.

Value-added tax

Output value-added tax (“VAT”) related to sales is payable to tax authorities on the earlier of (a) collection of the receivables from customers or (b) delivery of the goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to purchases, where all the specified conditions for recovery have not been met yet, is recognized in the consolidated balance sheet and disclosed separately within current assets, while input VAT that has been claimed is netted off with the output VAT payable. Where an allowance has been made for the impairment of receivables, an impairment loss is recorded for the gross amount of the receivable, including VAT.

Financial instruments

Financial instruments – key measurement terms

Depending on their classification, financial instruments are carried at fair value or amortized cost as described below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The best evidence of fair value is the price in an active market. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

The fair value of current financial assets and liabilities approximates their carrying amounts.

Valuation techniques such as discounted cash flow models, or models based on recent arm’s length transactions, or consideration of financial data of the investees are used to measure fair value of certain financial instruments for which external market pricing information is not available. Fair value measurements are analyzed by level in the fair value hierarchy as follows:
(i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuation techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on solely observable market data (that is, the measurement requires significant unobservable inputs).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Transaction costs are costs to sell an asset or transfer a liability in the principal (or most advantageous) market for the asset or liability, that are directly attributable to the disposal of the asset or the transfer of the liability and meet both of the following criteria: they result directly from and are essential to the transaction and they wouldn’t have been incurred by the entity had the decision to sell an asset or transfer the liability not been made. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

Amortized cost is the amount at which the financial instrument was recognized at initial recognition less cash collected, plus accrued interest, and for financial assets, less any write-down to date. Accrued interest includes amortization of transaction costs deferred at initial recognition and of any premium or discount to the maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortized discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of the related items in the consolidated balance sheet.

2.	RECENT ACCOUNTING DEVELOPMENTS

Certain new standards, pronouncements have been issued that are mandatory for annual periods beginning on or after January 1, 2019 or later, and which the Group has not early adopted:

Fair value measurement

In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-13, "Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement." The new guidance modifies disclosure requirements related to fair value measurement. This guidance is effective for annual reporting periods beginning after December 15, 2019, and interim periods within those years. Implementation on a prospective or retrospective basis varies by specific disclosure requirement. Early adoption is permitted. The Group is currently evaluating the provisions of this guidance; however, we do not anticipate a material impact on the financial statements.

Retirement Benefits

In August 2018, the FASB issued ASU 2018-14, "Compensation - Retirement Benefits - Defined Benefit Plans - General (Topic 715-20): Disclosure Framework — Changes to the Disclosure Requirements for Defined Benefit Plans." This guidance adds, removes, and clarifies disclosure requirements related to defined benefit pension and other postretirement plans. This guidance is effective for annual reporting periods beginning after December 15, 2020. Early adoption is permitted. This guidance should be applied on a retrospective basis to all periods presented.
The Group early adopted the provisions of this guidance in 2018 with no material impact on the financial statements.

Intangibles

In August 2018, the FASB issued ASU 2018-15, "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract." The guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license).
The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this guidance. This guidance is effective for annual reporting periods beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Group is currently evaluating the provisions of this guidance.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

2.	RECENT ACCOUNTING DEVELOPMENTS (CONTINUED)

In January 2017, the FASB issued ASU 2017-04, "Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment." This guidance eliminates the requirement to calculate the implied fair value of goodwill under Step 2 of today's goodwill impairment test to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. This guidance should be applied prospectively and is effective for annual reporting periods beginning after December 15, 2019, for any impairment test performed in 2020. Early adoption is permitted. The Group is currently evaluating the provisions of this guidance; however, we do not anticipate that the adoption of the standard will have a material impact on the Group’s consolidated financial statements.

Cash Flow Classification

In August 2016, the FASB issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force).” The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles in the classification of certain cash receipts and payments in the statement of cash flows. The ASU's amendments add or clarify guidance on eight cash flow issues, including; (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods with those years and must be applied retrospectively to all periods presented but may be applied prospectively from the earliest date practicable if retrospective application would be impracticable. The Group adopted the provisions of this guidance in 2018 with no material impact to the financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases”. This ASU will require most leases to be recognized on the balance sheet which will increase reported assets and liabilities. Lessor accounting will remain substantially similar to current US GAAP. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years, and mandates a modified retrospective transition method for all entities.

The Group will adopt this guidance using the newly approved transition method. We will recognize a liability and corresponding asset associated with in-scope operating and finance leases.
The Group is in the final stages of determining those amounts and processes required to account for leasing activity on an ongoing basis. Based on a preliminary assessment of existing operating leases, we expect to recognize a right of use asset and lease liability upon adoption of approximately $ 90 million, based upon the present value of the remaining rental payments under current leasing standards for existing operating leases.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

3.	OTHER COMPREHENSIVE LOSS

The following tables present changes in accumulated other comprehensive income (loss) (AOCI), net of tax, for the years ended December 31, 2018, 2017 and 2016:

	Defined Benefit Obligation Items	Change in Cumulative Foreign Currency Translation Adjustments	Total

Balance at December 31, 2017	653	(495,247)	(494,594)
Other comprehensive income (loss)	17	(62,850)	(62,833)
Amounts reclassified from accumulated other comprehensive income	173	-	173
Net current period other comprehensive income (loss)	190	(62,850)	(62,660)
Other comprehensive income (loss) attributable to non-controlling interest	(7)	1,942	1,935
Balance at December 31, 2018	836	(556,155)	(555,319)

	Defined Benefit Obligation Items	Change in Cumulative Foreign Currency Translation Adjustments	Total

Balance at December 31, 2016	271	(502,610)	(502,339)
Other comprehensive income	179	21,446	21,625
Amounts reclassified from accumulated other comprehensive income (loss)	217	-	217
Net current period other comprehensive income (loss)	396	21,446	21,842
Other comprehensive income (loss) attributable to non-controlling interest	(14)	(1,855)	(1,869)
Adjustment due to purchase of non-controlling shares	-	(12,228)	(12,228)
Balance at December 31, 2017	653	(495,247)	(494,594)

	Defined Benefit Obligation Items	Change in Cumulative Foreign Currency Translation Adjustments	Total

Balance at December 31, 2015	325	(578,867)	(578,542)
Other comprehensive income (loss)	(246)	81,854	81,608
Amounts reclassified from accumulated other comprehensive income	189	-	189
Net current period other comprehensive income (loss)	(57)	81,854	81,797
Other comprehensive income attributable to non-controlling interest	3	942	945
Adjustment due to purchase of non-controlling shares	-	(6,539)	(6,539)
Balance at December 31, 2016	271	(502,610)	(502,339)

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

3.	OTHER COMPREHENSIVE LOSS (CONTINUED)

The following table presents details of the reclassifications out of AOCI, net of tax, reported in the consolidated financial statements for the three years ended December 31:

	Amounts Reclassified from Accumulated Other Comprehensive Loss				Location of Amounts Reclassified from AOCI
	2018	2017	2016

Defined benefit obligation items:
Prior-service costs	(416)	(477)	(455)	(a)	Cost of products sold
Actuarial gains	200	206	219	(a)	Cost of products sold
Total pre-tax amount	(216)	(271)	(236)
Tax benefit	43	54	47
Net of tax	(173)	(217)	(189)

(a)	These accumulated other comprehensive income components are included in the computation of net periodic defined benefit plan cost.

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

Cash and cash equivalents

	December 31, 2018	December 31, 2017

Bank deposits	501,310	36,936
Cash in current bank accounts	28,126	201,099
Total	529,436	238,035

Cash transactions are conducted through high-credit-quality financial institutions. Cash is placed with financial institutions (most of them are rated from A to BBB- based on Standard and Poor's and Fitch national ratings for the Russian Federation), which are considered at the time of deposit to have minimal risk of default.

Accounts receivable

	December 31, 2018	December 31, 2017

Trade receivables	149,406	134,245
Other receivables	2,808	1,074
Less: allowance for doubtful accounts	(10,032)	(11,395)
Total financial assets within trade and other receivables	142,182	123,924
Other	1,191	848
Total	143,373	124,772

A substantial majority of the Group’s customers operate in the pulp and paper industry.
As a result, the Group’s exposure to credit risk may be affected by negative developments in the industry. In addition, the top ten customers of the Group comprise 50% of the Group’s gross trade receivables at December 31, 2018 (December 31, 2017: 47%) and default of any of these customers may have a significant effect on the Group. There is a long-standing history of trading relationships with these customers with no defaults in the past.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

The movement in the allowance for doubtful accounts is as follows:

	Trade receivables	Other receivables	Total

At January 1, 2017	10,381	1,094	11,475
Additions charged to Earnings	839	253	1,092
Deductions from allowance (a)	(923)	(762)	(1,685)
Translation difference	480	33	513
At December 31, 2017	10,777	618	11,395
Additions charged to Earnings	630	19	649
Deductions from allowance (a)	(332)	(10)	(342)
Translation difference	(1,563)	(107)	(1,670)
At December 31, 2018	9,512	520	10,032

(a)	Includes write offs, less recoveries, of uncollectible accounts.

Inventories

	December 31, 2018	December 31, 2017

Raw materials	107,855	115,673
Operating supplies, net of provision	54,382	62,006
Finished pulp, paper and packaging products	50,557	44,249
Other, net of provision	11,632	15,885
Total	224,426	237,813

Plant, properties and equipment

	December 31, 2018	December 31, 2017

Land and buildings	365,625	402,567
Plant and equipment	1,411,034	1,500,539
Other	425,996	444,489
Assets under construction and equipment for installation	350,449	228,279
Gross cost	2,553,104	2,575,874
Less: Accumulated depreciation	(987,132)	(1,054,433)
Plant, properties and equipment, net	1,565,972	1,521,441

Goodwill

On May 11, 2016, JSC Ilim Group acquired a 69% stake of LLC Gofra-Dmitrov (the Group’s effective ownership interest equals 64.062%) for consideration of $14,554. The fair value of net assets acquired was $7,241 at acquisition. As a result of the transaction the Group recognized goodwill of $7,313.

	December 31, 2018	December 31, 2017

Opening balance	8,421	7,997
Translation difference	(1,439)	424
Closing balance	6,982	8,421

On July 19, 2016, JSC Ilim Group acquired the remaining 31% shares of LLC Gofra-Dmitrov for $3,644. The net assets acquired equaled $3,359. The difference between the consideration paid and net assets acquired of $285 was recorded in equity.

As a result of impairment testing, no goodwill impairment was recorded in 2018 and 2017.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

Other non-current assets

	December 31, 2018	December 31, 2017

Prepayment for non-current assets other than plant, properties and equipment	14,364	16,360
Prepayment to pension fund	6,966	8,077
Non-current receivables	19	141
Other non-current assets	14,897	16,141
Total	36,246	40,719

Other accruals and liabilities

	December 31, 2018	December 31, 2017

Payables and accruals for plant, properties and equipment	45,112	30,943
Customer advances	43,067	88,064
Unused vacations	20,341	21,164
Accruals for audit and consulting services	2,868	1,712
Interest payable on debt	2,842	1,049
Other accruals and liabilities	16,195	12,939
Total	130,425	155,871

The customer advances represent a contract liability that is created when customers prepay for goods prior to the Group transferring those goods to the customer. The contract liability is reduced once control of the goods is transferred to the customer. The majority of our customer prepayments are received during the fourth quarter of each year for goods that will be transferred to customers over the following twelve months.

Net sales

A geographic disaggregation of revenues across the Group products and service lines in the following tables provide information to assist in evaluating the nature, timing and uncertainty, if any, of revenue and cash flows and how they may be impacted by economic factors.

			2018
	Pulp	Cardboard	Paper	Timber	Services	Other	Total

Asia without the Middle East	1,245,290	130,184	31,042	42,082	-	4,164	1,452,762
Russia and the CIS	183,925	165,589	314,342	86,029	33,092	146,523	929,500
Europe	99,845	73,014	51,556	-	669	5,208	230,292
Other	22,298	57,801	20,677	-	-	38	100,814
Total	1,551,358	426,588	417,617	128,111	33,761	155,933	2,713,368

			2017
	Pulp	Cardboard	Paper	Timber	Services	Other	Total

Asia without the Middle East	941,918	89,301	21,610	42,337	52	5,291	1,100,509
Russia and the CIS	126,137	150,045	285,440	70,831	27,099	143,319	802,871
Europe	71,116	55,059	54,202	-	701	3,485	184,563
Other	14,675	32,263	15,148	-	-	-	62,086
Total	1,153,846	326,668	376,400	113,168	27,852	152,095	2,150,029

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

			2016
	Pulp	Cardboard	Paper	Timber	Services	Other	Total

Asia without the Middle East	815,329	92,976	18,498	35,755	99	3,212	965,869
Russia and the CIS	130,261	119,005	260,556	56,904	21,961	116,838	705,525
Europe	53,843	50,934	50,072	-	889	4,356	160,094
Other	54,007	36,442	4,630	-	-	-	95,079
Total	1,053,440	299,357	333,756	92,659	22,949	124,406	1,926,567

The nature of the Group's contracts can vary based on the business, customer type and region; however, in all instances it is the Group's customary business practice to receive a valid order from the customer, in which each parties' rights and related payment terms are clearly identifiable.

Contracts or purchase orders with customers could include a single type of product or it could include multiple types/grades of products. Regardless, the contracted price with the customer is agreed to at the individual product level outlined in the customer contracts or purchase orders. The Group does not bundle prices; however, we do negotiate with customers on pricing and rebates for the same products based on a variety of factors (e.g. level of contractual volume, geographical location, etc.). Management has concluded that the prices negotiated with each individual customer are representative of the stand-alone selling price of the product.

Shipping and handling costs

	2018	2017	2016

Shipping and handling costs	261,524	245,492	225,267

Shipping and handling costs (such as freight to the customers) are included in distribution and selling costs in the consolidated statement of operations.

Other operating income

	2018	2017	2016
Income from the government grant funding (railroad tariff subsidy)	18,256	-	-
Gain on disposal of plant, properties and equipment	1,177	-	2,976
Penalties received	1,054	1,297	704
Reversal of allowance for doubtful receivables and prepayments	343	54	117
Gain on disposal of non-core materials and spare parts	-	-	746
Other	4,976	1,612	7,764
Total	25,806	2,963	12,307

Other operating expenses

	2018	2017	2016
Social costs and donations	10,851	12,654	6,204
Loss from disposal of non-core materials and spare parts	10,571	7,219	-
Impairment of plant, properties and equipment	7,838	8,960	2,500
Non-refundable VAT	2,185	1,755	397
Redundancy expenses	2,181	2,160	2,995
Penalties paid	746	554	1,035
Allowance for doubtful receivables and prepayments, accounts payable write-off	687	1,113	1,811
Loss from disposal of property, plant and equipment	-	64	-
Tax obligations	-	-	1,462
Other	13,894	7,928	5,230
Total	48,953	42,407	21,634

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

Interest

	2018	2017	2016

Interest income	8,197	4,485	3,333
Interest expense	(78,462)	(91,688)	(81,983)
Total interest expense, net	(70,265)	(87,203)	(78,650)
Capitalized interest costs	15,539	7,631	2,993

Intangible assets

Intangible assets include the following:

	At December 31, 2018		At December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Management accounting system (SAP)	41,771	22,272	41,184	23,337
Other software	22,679	14,949	24,732	14,801
Licenses and patents	616	258	360	227
Other	285	214	340	249
Total	65,351	37,693	66,616	38,614

Based on current intangibles subject to amortization, estimated amortization expense for each of the next 5 years and thereafter is as follows: 2019 – $ 10,484, 2020 – $ 4,282, 2021 – $ 3,431, 2022 – $ 3,024, 2023 – $ 2,186, and cumulatively thereafter– $ 4,251.

5.	INCOME TAXES

The components of the Group’s earnings from continuing operations before income taxes by taxing jurisdiction were as follows:

	2018	2017	2016
Earnings
Russia	744,735	443,450	513,335
Other markets	31,906	50,251	33,905
Earnings from continuing operations before income taxes	776,641	493,701	547,240

The (expense) benefit for income taxes (excluding non-controlling interests) by taxing jurisdiction was as follows:

	2018	2017	2016
Current tax expense
Russia	(147,883)	(80,070)	(39,191)
Other markets	(31,166)	(26,043)	(21,712)
	(179,049)	(106,113)	(60,903)
Deferred tax (expense) benefit
Russia	(7,558)	(15,380)	(66,679)
Other markets	2,433	6,309	(318)
	(5,125)	(9,071)	(66,997)
Income tax (expense)	(184,174)	(115,184)	(127,900)

The Group made income tax payments, net of refunds, of $ 194,515, $ 95,251 and $ 54,005 in 2018, 2017 and 2016, respectively.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

5.	INCOME TAXES (CONTINUED)

A reconciliation of income tax expense using the statutory Russian income tax rate compared with the actual income tax expense was as follows:

	2018	2017	2016
Earnings from continuing operations before income taxes	776,641	493,701	547,240
Statutory Russian income tax rate	20%	20%	20%
Tax (expense) using statutory Russian income tax rate	(155,328)	(98,740)	(109,448)
Tax rate and permanent differences on non-Russian earnings	3,763	4,453	1,589
Non-deductible expenses	(8,022)	(7,451)	(4,861)
Tax on dividends	(24,484)	(12,619)	(15,668)
Other, net	(103)	(827)	488
Income tax (expense)	(184,174)	(115,184)	(127,900)
Effective income tax rate	24%	23%	23%

The tax effects of significant temporary differences and tax loss carryforwards, representing deferred income tax assets and liabilities at December 31, 2018 and 2017, were as follows:

	December 31, 2018	December 31, 2017
Deferred income tax assets:
Net operating loss carryforwards	687	571
Inventory	9,849	7,484
Other	13,343	10,626
Deferred income tax assets	23,879	18,681

Deferred income tax liabilities:
Intangible assets	(5,325)	(5,558)
Plant, properties and equipment	(116,423)	(120,680)
Other	(686)	(645)
Deferred income tax liabilities	(122,434)	(126,883)
Net deferred income tax (liabilities)	(98,555)	(108,202)

In 2018 and 2017, the Group utilized part of its tax loss carryforwards. The remaining tax loss carryforwards at December 31, 2018, in the amount of $ 687 are recorded in the consolidated balance sheet under the caption deferred income tax assets and have an unlimited life. Taking this into account and having assessed the Group’s cash flow forecasts in the context of current and projected market conditions, the Group concluded that it is not more likely than not that any portion of the deferred taxes will not be realized; and therefore, no valuation allowance was recorded against the Group’s deferred income tax assets at December 31, 2018 and December 31, 2017.

The Group does not recognize a deferred tax liability for temporary differences associated with the accumulated retained earnings of the Group subsidiaries at the beginning of the respective year, as these earnings are considered indefinitely invested. Future dividends, if any, will be paid out of earnings of the current year and subsequent years. No such deferred tax liability is recorded for this temporary difference at December 31, 2018 (December 31, 2017: nil). Temporary differences for which no deferred taxes are provided are $ 283,363 (December 31, 2017: $ 294,212).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

6.	COMMITMENTS AND CONTINGENT LIABILITIES

Operating environment of the Group

Emerging markets such as Russia are subject to different risks than more developed markets, including economic, political and social, and legal and legislative risks. Laws and regulations affecting businesses in Russia continue to change rapidly and tax and regulatory frameworks are subject to varying interpretations. The Russian economy was growing in 2018 and 2017, after overcoming the economic recession of 2016 and previous years. The future economic direction of Russia is heavily influenced by the fiscal and monetary policies adopted by the government, together with developments in the legal, regulatory, and political environment. Because Russia produces and exports large volumes of oil and gas, its economy is particularly sensitive to the price of oil and gas on the world market.

Starting from 2014, sanctions have been imposed in several packages by the U.S. and the E.U. on certain Russian officials, businessmen and companies. This led to reduced access of the Russian businesses to international capital markets.

The impact of further economic and political developments on future operations and the financial position of the Group is uncertain but might be significant.

Tax legislation

Russian tax and customs legislation, which was enacted or substantively enacted at the end of the reporting period, is subject to varying interpretations when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be challenged by the tax authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. There are also cases, where companies were penalized by the tax authorities for their counterparties not being compliant with VAT legislation. Fiscal periods remain open to review by the authorities, with respect to taxes, for three calendar years preceding the year when decisions about the review were made. Under certain circumstances reviews may cover longer periods.

The Russian transfer pricing legislation is to a large extent, based on international transfer pricing principles developed by the Organization for Economic Cooperation and Development (OECD). This legislation provides the possibility for tax authorities to make transfer pricing adjustments and impose additional tax liabilities, with respect to controlled transactions (transactions with related parties and some types of transactions with unrelated parties), provided that the transaction price is not arm’s length. Management has implemented internal controls to be in compliance with this transfer pricing legislation.

Tax liabilities arising from transactions between companies are determined using actual transaction prices. It is possible, with the evolution of the interpretation of the transfer pricing rules, that such transfer prices could be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

As Russian tax legislation does not provide definitive guidance in certain areas, the Group adopts, from time to time, interpretations of such uncertain areas that reduce the overall tax rate of the Group. While management currently estimates that it is probable that tax positions and interpretations will be sustained, there is a possible risk that an outflow of resources will be required should such tax positions and interpretations be challenged by the tax authorities.
The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

The Group recognized additional tax obligations from its exposure to different tax risks assessed by tax authorities due to examinations of prior periods and the additional tax liability recorded is $ 143 at December 31, 2018 (December 31, 2017: $285). These tax obligations are recognized in the consolidated balance sheet as other liabilities. Management will vigorously defend the entity's positions and interpretations that were applied in determining tax charges, benefits, assets and obligations recognized in these consolidated financial statements.

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

6.	COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

The Company’s management estimated the risk of accrual additional taxes, penalties and fines, the total of which is believed to be less than 1% of revenue as at December 31, 2018.

Legal proceedings

From time to time and in the normal course of business, claims against the Group may be received. At December 31, 2018 and 2017, the Group estimates that it does not have any material potential obligations from exposure to possible legal risks.

Environmental matters

The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. The Group annually evaluates its obligations under environmental regulations. As obligations are determined to be probable and reasonably estimable, they are recognized immediately. Potential liabilities, which might arise as a result of changes in existing regulations, civil litigation or legislation are uncertain but could be material.

Forestry legislation

The Group’s logging activities are subject to the forestry legislation of the Russian Federation. Management believes that the Group’s activities are in compliance with current legislation.

The Group has an obligation to perform reforestation of the timberland it harvests. This obligation arises and the liability for the respective costs is recorded when the Group commences harvesting of a particular plot. At December 31, 2018 and 2017, the Group had substantially fulfilled its obligations.

Insurance matters

The Group is subject to political, legislative, fiscal and regulatory developments and risks, which are not covered by insurance. No provisions for self-insurance are required and therefore are not included in these consolidated financial statements. The occurrence of significant losses and impairments could have a material effect on the Group’s operations.

Sales commitments

During the year ended December 31, 2018, the Group had a commitment to supply heating and water (in prior years also electricity) to inhabitants of Koryazhma, since the Group owns the only steam generator and electricity station in the town. The supply terms are renewed annually, with prices determined by the respective local state energy commissions. Management estimates that revenue and related costs from the supply of heating and water in Koryazhma for the year ending December 31, 2019 are expected to be approximately $ 4,800 and $ 4,200, respectively.

Contractual capital expenditure commitments

At December 31, 2018, the Group had outstanding contractual commitments to purchase or construct plant, properties and equipment in the amount of $ 310,640 (December 31, 2017: $ 215,789).

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

7.	DEBT AND LINES OF CREDIT

A summary of long-term debt is as follows:

	Weighted average interest rates	Notional currency	December 31, 2018	December 31, 2017

Fixed rate long-term bank loans	8.24%	RUB	753,827	513,013
Floating rate long-term bank loans	4.54%	US Dollar	875,897	1,056,536
Finance lease liabilities	9.21%	RUB	7,151	9,127
Total long-term borrowings (a)			1,636,875	1,578,676
Less: current maturities			286,563	733,694
Long-term debt			1,350,312	844,982

(a)
The estimated fair market value was approximately $ 1,641,111 at December 31, 2018 and
$ 1,591,308 at December 31, 2017. The fair values are determined on the basis of expected cash flows discounted at current interest rates for new instruments with similar credit risks and remaining maturities and were categorized to level 2 of the fair value hierarchy.

Total maturities of long-term debt over the next 5 years and thereafter are 2020 – $ 840,577; 2021 – $ 504,086; 2022 – $ 600; 2023 – $ 657; 2024 and later – $ 4,392.

At December 31, 2018 and 2017, no assets were pledged as collateral for the above borrowings. At December 31, 2018 and 2017, the Group was in compliance with all the financial covenants of its loan agreements.

At December 31, 2018 the Group has unused lines of credit in the amount of $ 57,578
(December 31, 2017: $ 350,000).

In prior years the Group entered into arrangements related to certain of its manufacturing equipment, which were classified as finance leases. The carrying amount of the leased equipment at December 31, 2018 was $ 6,022 (December 31, 2017: $ 7,985): gross book value – $ 8,896 (December 31, 2017: $ 10,729); accumulated depreciation – $ 2,874 (December 31, 2017: $ 2,744). The depreciation expense related to the leased equipment for 2018 was $ 667 (2017: $ 714; 2016: $ 624). The leases are for 15 years and are denominated in Russian Rubles. The interest rates underlying the obligations under finance leases are 9.0-9.4% per annum.

	Less than 1 year	1-5 years	Over 5 years	Total
Minimum lease payments at December 31, 2018	1,096	4,382	5,542	11,020
Less: future finance charges	(640)	(2,079)	(1,150)	(3,869)
Present value of minimum lease payments at December 31, 2018	456	2,303	4,392	7,151

	Less than 1 year	1-5 years	Over 5 years	Total
Minimum lease payments at December 31, 2017	1,322	5,285	8,005	14,612
Less: future finance charges	(820)	(2,750)	(1,915)	(5,485)
Present value of minimum lease payments at December 31, 2017	502	2,535	6,090	9,127

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

8.	CAPITAL STOCK

At December 31, 2018 and 2017, authorised, fully paid, outstanding and issued share capital of the Company comprised 133,582,480 ordinary shares with par value of CHF 1 ($ 0.82) each. Each ordinary share entitles a shareholder to one vote.

In March 2017, JSC Ilim Group, a significant subsidiary of the Company, repurchased 612,309,294 of its own shares from the Company and third parties at $ 0.52 (31 Russian ruble) per share for total amount of $ 321,221.

Dividends

The Company declared and paid dividends of $ 232,632 (CHF 1.65 ($ 1.74) per share) in March 2018, of $ 241,760 (CHF 1.83 ($ 1.81) per share) in March 2017 and $ 118,118 (CHF 0.86 ($ 0.87) per share) in May 2016.

In November 2018, the Shareholders of JSC Ilim Group approved dividends of $ 411,587 (RUB 4.90 ($ 0.07) per share). In June 2018, the Shareholders of JSC Ilim Group approved dividends of $ 84,160 (RUB 0.95 ($ 0.02) per share). Dividends attributable to non-controlling interests amounted to $ 17,981 in 2018. In December 2017, the Shareholders of JSC Ilim Group approved dividends of $ 197,548 (RUB 2.10 ($ 0.04) per share). In June 2017, the Shareholders of JSC Ilim Group approved dividends of $ 58,023 (RUB 0.60 ($ 0.01) per share). Dividends attributable to non-controlling interests amounted to $ 10,829 in 2017. In December 2016, the Shareholders of JSC Ilim Group approved dividends of $ 307,690 (RUB 3.20 ($ 0.05) per share). In June 2016, the Shareholders of JSC Ilim Group approved dividends of $ 21,521 (RUB 0.23 ($ 0.004) per share). Dividends attributable to non-controlling interests amounted to $ 19,776 in 2016.

9.	RELATED PARTY TRANSACTIONS

Related party relationships are determined by reference to ASC No. 850, Related Parties Disclosures.

Related parties of the Group fall into the following categories:

•	companies controlled by the Russian Shareholders;

•	International Paper Company.

Amounts purchased from and sold to related parties are recorded in these consolidated financial statement line items where similar non-related party transactions are recorded. Outstanding balances at December 31, 2018 and 2017 are recorded in the accompanying consolidated balance sheet in accounts receivable from related parties and accounts payable to related parties.

Companies controlled by the Russian Shareholders

Operating transactions

Balances with the companies controlled by the Russian Shareholders at December 31, 2018 and 2017 consist of the following:

	December 31, 2018		December 31, 2017
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Other services	3,815	-	1,258	(776)
Raw materials	1,562	(615)	5,184	(558)
Transport services	319	(508)	513	-
Operating lease	248	(2)	272	(20)
Energy, gas, water and heat	139	-	78	-
Total	6,083	(1,125)	7,305	(1,354)

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

9.	RELATED PARTY TRANSACTIONS (CONTINUED)

All outstanding balances with related parties are required to be settled in cash and are not secured. Management believes that the terms and conditions of these related party transactions are generally similar to those that are available or are reasonably expected to be available for similar transactions with unrelated parties.

Transactions during the years ended December 31, 2018, 2017 and 2016 between the Group and the companies controlled by the Russian Shareholders were as follows:

	2018		2017		2016
	Income	Expenses	Income	Expenses	Income	Expenses

Raw materials	50,990	(8,365)	46,377	(5,578)	40,023	(5,275)
Energy, gas, water and heat	2,038	-	1,353	-	1,350	-
Other services	2,014	(7,834)	1,682	(8,617)	1,362	(4,103)
Operating lease	861	(1,624)	447	(1,580)	451	(1,254)
Transport services	840	-	1,085	-	1,238	-
Total	56,743	(17,823)	50,944	(15,775)	44,424	(10,632)

Loans issued to shareholders

The Group extended two loans to companies controlled by one of the Russian shareholders (the “Borrower”): in 2016 in the amount of $ 100,000 and in 2015 in the amount of $ 75,000. Both loans are denominated in US dollars, bear interest at the market rate and mature in July 2021. The loans are secured by the pledge of shares in a non-listed company. Under the loans, the Borrower shall perform early partial prepayments of the principal amount of the loans in the amount equal to the substantial portion of the dividend that the Company may pay for the benefit of that Russian shareholder, less higher priority payments (including accrued interest, charges, fees, costs and expenses related to the loan) provided that the amount of such portion of the dividend is sufficient to cover those higher priority payments. During 2018, the Borrower repaid $ 15,906 of principal and $ 12,205 of interest.

In November 2018 the Group extended a short-term loan to another Russian shareholder for $20,000 denominated in US dollars. It bears interest at the market rate and matures in April 2019.

The related interest income accrued in the amount of $ 13,022 (2017: $ 13,361) and foreign exchange gain in the amount of $ 19,042 (2017: loss of $ 7,713) have been presented within equity and are included in additional paid-in capital and receivables from the shareholders, respectively, in these consolidated financial statements.

International Paper Company

Balances with International Paper Company and its subsidiaries were as follows:

	December 31, 2018		December 31, 2017
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Finished goods	21,390	(1,081)	16,950	(380)
Services	-	(4,895)	48	(5,808)
Total	21,390	(5,976)	16,998	(6,188)

Transactions between the Group and International Paper Company and subsidiaries were as follows:

	2018		2017		2016
	Sales	Purchases	Sales	Purchases	Sales	Purchases

Finished goods	234,041	-	221,838	-	200,500	(47)
Services	95	(2,831)	158	(1,816)	-	(214)
Total	234,136	(2,831)	221,996	(1,816)	200,500	(261)

ILIM S.A. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

10.	SUBSEQUENT EVENTS

Subsequent events were evaluated through February 20, 2019, the date when these consolidated financial statements were available to be issued, and there are no subsequent events of significance to report.